Exhibit 23.3

CONSENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

American Technology Corporation

San Diego, California

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of American Technology Corporation for the registration of 6,939,992 shares of its common stock on this Form S-3 and to the incorporation by reference therein of our report dated December 28, 2005, with respect to the financial statements of American Technology Corporation included in its Annual Report (Form 10-K) for the year ended September 30, 2005, filed with the Securities and Exchange Commission.

/s/ Swenson Advisors LLP

San Diego, California

September 12, 2006